Exhibit 15.3

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form F-1 (File No. 333-258741), the Registration Statement on Form F-1 (File No. 333-267328), the Registration on Form F-3 (File No. 333-269429), and the Registration Statement on Form S-8 (File No. 333-268034) of XORTX Therapeutics Inc. (the “Company”) of our report dated March 29, 2023, relating to the consolidated financial statements of the Company for the years ended December 31, 2022, 2021 and 2020, appearing in the Company’s Annual Report on Form 20-F for the year ended December 31, 2022, filed with the Securities and Exchange Commission.

/s/ Smythe LLP

Smythe LLP

Chartered Professional Accountants

Vancouver, Canada

April 28, 2023